Exhibit 10.42

[Execution Version]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is by and between Apnimed, Inc. (the “Company”) and Kevin Lind (the “Executive”) effective as of June 1, 2026 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth in this Agreement and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Employment.

1.1 Term. The Company agrees to employ Executive and Executive accepts such employment pursuant to the terms of this Agreement for the period commencing on the Effective Date and continuing until terminated in accordance with this Agreement (the “Term”).

1.2 Positions and Duties. The Executive will serve as the Company’s Chief Executive Officer. The Executive will report to the Company’s Board of Directors (the “Board”). The Executive will perform such duties as may be customary to, and consistent with, such position, and such duties that may reasonably be assigned from time to time by the Board. The Executive’s employment by the Company shall be full-time and the Executive shall devote substantially all of his business time, attention and efforts to the Company, its affiliates and its subsidiaries (collectively, the “Company Parties”). At the direction of the Board, the Executive shall serve as a director or officer of one or more of the Company Parties without additional compensation. Notwithstanding the foregoing, the Executive may (i) provide services as a volunteer or director to charitable, educational or civic organizations, (ii) serve as a trustee, director or advisor to any family companies or trusts; and (iii) with the written consent of the Board, you may serve as a director (including committee member) or consultant to third parties or engage in other business enterprises; provided, however, that, in all cases, such services or acts shall not, in the reasonable judgment of the Board, interfere or be likely to interfere with the Executive’s ability to discharge his duties and responsibilities to the Company Parties, constitute or be likely to create a conflict of interest, or violate Section 5 of this Agreement or any other confidentiality, non-competition, non-solicitation, invention assignment or other restrictive covenant obligations that the Executive may have with respect to any other Company Party. The Executive shall faithfully adhere to, execute, and fulfill all lawful written policies established by the Company.

1.3 Place of Performance. The Executive shall perform his services hereunder remotely from his residence or a mutually agreeable office location in California, subject to such business travel as is necessary to fulfill the duties and responsibilities of the Executive’s position.

2. Compensation and Benefits.

2.1 Base Salary. The Executive shall receive an annual salary of $675,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices, as in effect from time to time. The Board shall review the Base Salary on an annual basis and, in its sole discretion, may make adjustments to the Base Salary, from time to time.

2.2 Annual Bonus. The Executive shall be eligible to receive an annual incentive bonus (the “Bonus”) with a target amount equal to 60% of Base Salary. The actual Bonus payable with respect to a particular fiscal year will be determined by the Board based on the achievement of personal, strategic, financial and/or corporate objectives established by the Board in its sole discretion. The Bonus payable for the Company’s 2026 fiscal year, if any, shall be pro-rated. Any Bonus payable pursuant to this Section 2.2 will be paid in the year following the fiscal year with respect to which such Bonus is attributable and will be paid no later than thirty (30) days after the Company’s audited financial statements are approved; provided, however, in order for the Executive to receive payment of any such Bonus, the Executive must be employed by the Company as of the date the Bonus is paid, unless the Executive’s employment is terminated pursuant to Section 4.1 or Section 4.2.

2.3 Equity Incentives. The Company will provide the following equity grants, subject to approval by the Board, the Executive’s continued employment and the terms of the Company’s then applicable equity incentive plan:

2.3.1 As soon as administratively practicable following the Effective Date, subject to approval by the Board, the Company will grant the Executive an option to purchase Company common stock representing 3.5% of the Company’s fully diluted equity (the “Initial Grant”), which will vest over a four-year period, with a 25% one-year cliff, and substantially equal monthly vesting thereafter. The Initial Grant will be set forth in a separate equity award agreement.

2.3.2 Effective as soon as administratively practicable following either (i) the end of the Company’s Q1 2027, in the event that the Company completes an initial public offering during calendar year 2026, or (ii) June 2027, if such initial public offering did not occur, the Company will, subject to approval by the Board, grant the Executive an incentive equity grant equal to 1.1% of the Company’s fully diluted equity (the “2027 Grant”), which 2027 Grant will vest over a four-year period, with a 25% one-year cliff, and equal monthly vesting thereafter. The 2027 Grant shall take such form as approved by the Board, including a stock option award, restricted stock unit award or restricted stock award. The 2027 Grant will be set forth in a separate equity award agreement.

2.3.3 Beginning in 2028, for each year during the Term, the Executive will be eligible to receive an annual incentive equity award, subject to the Board’s approval each year, in such form and having such terms and conditions established by the Board.

2.4 Employee Benefits. The Executive will be eligible to participate in retirement/savings, health insurance, paid-time-off and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

3. Reimbursement of Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.

4. Termination. Either party may terminate the Executive’s employment at any time for any reason, provided that the Executive shall provide at least sixty (60) days advance written notice of any such termination unless such termination is for Good Reason. Upon cessation of his employment with the Company, the Executive will be entitled only to such compensation and benefits as described in this Section 4. Immediately upon the termination of the Executive’s employment for any reason with the Company, Executive will be deemed to have resigned from any and all directorships, committee memberships and any other offices or positions Executive holds with any of the Company Parties.

4.1 Termination without Cause or for Good Reason (Other than a Change in Control Termination). If the Executive’s employment by the Company is terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) which is not a Change in Control Termination (as defined below) then the Executive will be entitled to:

4.1.1 accrued and unpaid Base Salary, properly incurred but unpaid business expenses and, if payable pursuant to the Company’s vacation policy, accrued and unpaid vacation time, if any, through the date of such termination (collectively, the “Accrued Rights”);

4.1.2 any earned but unpaid Bonus with respect to the fiscal year preceding the fiscal year in which the termination of employment occurs;

4.1.3 continuation of the Executive’s Base Salary for twelve (12) months, paid in accordance with the Company’s payroll practices;

4.1.4 up to twelve (12) months of payments or reimbursement by the Company of the “applicable premiums” (as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.) for the continuation of those medical, vision and dental benefits for which the Executive qualified at the time of the termination of employment, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) (provided, however, that any Section 125, health flexible spending, dependent care and health savings account or similar plans are explicitly excluded). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without incurring penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Executive on or about the last day of each remaining month of the

COBRA payment period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings; and

4.1.5 accelerated vesting, equal to what would have vested had the Executive remained employed for one additional year, of all the unvested restricted stock, stock options and other equity incentives awarded to the Executive by the Company that are solely subject to time-based vesting criteria, and each outstanding stock option award shall remain eligible to be exercised until the later of twelve (12) months after employment termination or such longer period prescribed in the governing instruments.

4.2 Change in Control Termination. In lieu of the benefits described in Section 4.1, in the event of a Change in Control Termination, the Executive will be entitled to:

4.2.1 the Accrued Rights;

4.2.2 any earned but unpaid Bonus with respect to the fiscal year preceding the fiscal year in which the termination of employment occurs;

4.2.3 payment of 1.5x the Executive’s Base Salary, paid in a lump sum in accordance with the Company’s payroll practices;

4.2.4 payment of 1.5x the target Bonus, paid in a lump sum in accordance with the Company’s payroll practices;

4.2.5 up to eighteen (18) months of payment or reimbursement by the Company of the “applicable premiums” (as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.) for the continuation of those medical, vision and dental benefits for which the Executive qualified at the time of the termination of employment, pursuant to COBRA (provided, however, that any Section 125, health flexible spending, dependent care and health savings account or similar plans are explicitly excluded). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without incurring penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Executive on or about the last day of each remaining month of the COBRA payment period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings; and

4.2.6 all unvested restricted stock, stock options and other equity incentives awarded to the Executive by the Company that are solely subject to time-based vesting criteria shall become fully vested, and each outstanding stock option award shall remain eligible to be exercised until the later of twelve (12) months after employment termination or such longer period prescribed in the governing instruments.

4.3 Severance Conditions. Except as otherwise provided in this Section 4, all compensation and benefits will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to the Executive, and the Company shall have no further liability or obligation by reason of such termination. The payments and benefits described in Section 4.1 and Section 4.2 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments described in Section 4.1 and Section 4.2 (other than the Accrued Rights) are conditioned on the Executive’s continued compliance with the Confidentiality Covenants (as defined below) and the execution and delivery to the Company of a general release of all claims against the Company Parties in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any other applicable law, and in a form reasonably prescribed by the Company (the “Release”) and such Release becoming irrevocable within 60 days following the date of termination. The severance benefits described in Section 4.1 or Section 4.2 (other than the Accrued Rights) will be paid or begin to be paid or provided within 15 business days following the date the Release becomes irrevocable; provided that the initial payment of salary continuation in Section 4.1 and, if applicable, COBRA premiums, shall include a catch-up payment to cover amounts retroactive to the day immediately following the effective date of the Executive’s termination of employment. If the severance benefits payable pursuant to Section 4.1 or Section 4.2 are deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if the 60-day period described herein begins in one taxable year and ends in a second taxable year, such payments shall not commence until the second taxable year. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract. In addition, nothing contained in or contemplated by this Agreement (including the Release) will release or reduce any indemnification or director and officer insurance obligations applicable to the Executive.

4.4 Other Terminations. If the Executive’s employment with the Company ceases for any reason other than as described in Section 4.1 or Section 4.2 above (including, but not limited to, termination (a) by the Company for Cause, (b) as a result of the Executive’s death, (c) as a result of the Executive’s Disability, or (d) as a result of resignation by the Executive without Good Reason, then the Company’s obligations to the Executive will be limited solely to the payment of Accrued Rights through the date of such termination. In the case of a termination covered by this Section 4.4, all compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA and payment of the Accrued Rights, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract. Notwithstanding the foregoing, in the event that Executive’s employment with the Company ceases due to death or Disability, subject to the Executive’s or his estate’s or heir’s (as applicable) satisfaction of the Release requirement in Section 4.3, all unvested restricted stock, stock options and other equity incentives awarded to the Executive by the Company that are solely subject to time-based vesting criteria shall receive accelerated vesting equal to what would have vested had the Executive remained employed for an additional twenty-four (24) months, and each outstanding stock option award shall remain eligible to be exercised until the later of ninety (90) days after employment termination or such longer period prescribed in the governing instruments

4.5 Parachute Payments. Notwithstanding any other provision of this Agreement, if any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from any of the Company Parties or its related entities (collectively, “Payments”), will constitute a “parachute payment” (as that term is defined in Section 280G(b)(1) of the Code and related regulations), and would, but for this Section 4.5, result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

All determinations under this Section 4.5 will be made by an accounting firm or law firm (the “280G Firm”) selected by the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G of the Code as reasonable compensation for services rendered before or after the change in ownership or control of the Company. All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 4.5 and detailed supporting calculations to both the Executive and the Company as soon as reasonably practicable.

If the 280G Firm determines that one or more reductions are required under this Section 4.5, the Payments shall be reduced in the order that would provide the Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Sections 280G and 409A of the Code, determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Executive.

As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Section 4.5, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Executive or the Company, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to the Executive without interest.

The Executive and the Company will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.5. For purposes of making the calculations required by this Section 4.5, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

4.6 Definitions. For purposes of this Agreement:

4.6.1 “Cause” means: (a) commission of a felony or any crime of moral turpitude that adversely affects the Company’s operations, financial performance or relationship with its customers; (b) commission of an act of fraud, embezzlement or other misappropriation of funds against the Company; (c) material failure to comply with any material policy generally applicable to Company employees; (d) material breach of this Agreement, the Confidentiality Covenants or any other written agreement between the Executive and any Company Party; or (e) refusal to perform Executive’s duties to the Company in accordance with the lawful and reasonable directives of the Board in all material respects; provided that clauses (c), (d), and (e) above shall constitute “Cause” only after fifteen (15) days’ prior written notice to the Executive, setting forth with reasonable specificity the basis for the Company’s claim(s) of Cause and during such 15-day period, Executive shall have the opportunity, only to the extent curable, to correct the condition(s) giving rise to such Cause, and if such condition(s) are corrected, the Company shall not have the right to terminate Executive’s employment for Cause based on the corrected condition(s).

4.6.2 “Change in Control” means the occurrence of any of the following events: (a) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company or any of its subsidiaries or any employee benefit plans of the Company or any of its subsidiaries) becomes the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of more than 50%, in the aggregate, of the voting power of the Company’s then outstanding equity securities; (b) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors; or (c) the sale or other disposition of all or substantially all of the assets of the Company; provided, however, that such event is also a “change in control event” as defined in Section 409A of the Code.

4.6.3 “Change in Control Termination” means termination of the Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason during (i) the three (3) month period immediately preceding the occurrence of a Change in Control or (ii) the twelve (12) month period immediately following the occurrence of a Change in Control.

4.6.4 “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform his duties under this Agreement with or without reasonable accommodations due to a mental or physical condition that can be expected to result in death or that can be expected to last for a continuous period of ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in a twelve (12) month period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

4.6.5 “Good Reason” means, without the Executive’s consent: (a) a material diminution, removal, or withdrawal of, or any other material adverse change in, any of Executive’s authorities, duties, powers or responsibilities; (b) a material reduction of Executive’s Base Salary or target Bonus, other than a decrease equally applicable to the Company’s senior management and equally proportionate among them; (c) the Company’s material breach of this Agreement or any other written agreement between the Company and the Executive or (d) a requirement that the Executive’s principal place of employment be other than remote as contemplated in Section 1.3; provided, however, that none of the foregoing events or conditions will constitute Good Reason unless: (x) Executive provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (z) Executive resigns his employment within thirty (30) days following the expiration of that cure period. Notwithstanding the foregoing, in the event that the Board reasonably believes that Executive has engaged in conduct that would constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder while such conduct is reviewed by the Board. In no event will any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder.

5. Confidential and Proprietary Rights Agreement. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to the Executive pursuant to Sections 2 and 4 of this Agreement, the Executive agrees to be bound by the provisions of a Confidentiality and Proprietary Rights Agreement attached hereto as Exhibit A (the “Confidentiality Covenants”).

6. Non-Disparagement. The Executive agrees that, during the Term and at all times thereafter, the Executive shall not make any disparaging or defamatory comments regarding any Company Party, or their directors or officers in their capacity as such, or make any comments concerning any conduct or events which precipitated any termination of the Executive’s employment by the Company. The Company agrees to instruct its directors and officers not to make any disparaging or defamatory comments regarding the Executive. However, the obligations under this Section 6 will not apply to: (i) disclosures required by applicable law, regulation, any legal process, or order of a court or governmental agency and (ii) disclosures made in connection with defending or prosecuting any dispute before a court or arbitrator. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, sexual assault or any other conduct that Executive has reason to believe is unlawful.

7. Miscellaneous.

(i) Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”), to the extent applicable, and shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be construed to comply with or be exempt from Section 409A and regulations thereunder; provided no construction shall materially reduce the economic value of the payments and benefits provided to Executive hereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. The Company shall administer and interpret this Agreement in good faith compliance with Section 409A and shall not take any action that would reasonably be expected to result in the imposition of additional taxes or penalties under Section 409A on the Executive.

To the maximum extent permitted under Section 409A, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Executive during the six (6) month period following the Executive’s last day of employment with the Company that does not qualify within this exception and constitutes deferred compensation subject to the requirements of Section 409A shall hereinafter be referred to as the “Excess Amount.” If at the time of the Executive’s separation from service, the equity of the Company (or any entity required to be aggregated with the Company under Section 409A) is publicly-traded on an established securities market or otherwise and the Executive is a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Executive’s last day of employment with the Company (or any successor thereto) for six (6) months following the Executive’s last day of employment with the Company (or any successor thereto) or such earlier date as permitted under Section 409A without the imposition of adverse taxation. The delayed Excess Amount shall be paid in a lump sum to the Executive within thirty (30) days following the earliest of (i) the date that is six (6) months following the Executive’s last day of employment with the Company (or any successor thereto), (ii) the Executive’s death or (iii) such earlier date as permitted under Section 409A with imposition of adverse taxation, and any amounts payable after such six (6) month period shall be paid in accordance with its original schedule. If the Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the Executive’s death. No interest shall be due on any amounts delayed pursuant to this paragraph.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7.1 Other Agreements. The Executive represents and warrants to the Company that there are no orders, judgments, decrees, restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful the Executive’s execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.

7.2 Successors and Assigns; Third Party Beneficiaries. The Company may assign this Agreement to any parent company or direct or indirect subsidiary of the Company, or any successor to all or substantially all of the assets and business of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The duties of the Executive hereunder are personal to the Executive and may not be assigned by him. Each of the Company Parties is designated as a third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof as if it were a party hereto.

7.3 Governing Law and Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of laws.

7.4 Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.6 Survival. Sections 5, 6 and 7 of this Agreement will survive termination of this Agreement and/or the cessation of Executive’s employment by the Company.

7.7 Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) by electronic mail, as follows:

If to the Executive, to the address on file with the Company;

If to the Company:

Apnimed, Inc.

39 John F. Kennedy St., 4th Floor

Cambridge, MA 02138

Attention: Board of Directors

With a copy, which shall not constitute notice, to:

Troutman Pepper Locke LLP

111 Huntington Ave.

9th Floor Boston, MA 02199

Attention: Daniel Sieck

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

7.8 Entire Agreement; Amendments. This Agreement, including Exhibit A attached hereto, contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment or engagement with, or compensation by, the Company and any of the other Company Parties or any of their predecessors. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.9 Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding in accordance with applicable law.

7.10 Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.11 Counterparts; Facsimile. This Agreement may be executed and delivered in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[ This space left blank intentionally; signature page follows ]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date(s) indicated below.

APNIMED, INC.

By:	/s/ Barry Wohl
Name: Barry Wohl
Title: Secretary, Treasurer, and
Chief Business Officer

Date:	May 29, 2026

KEVIN LIND

Date:

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date(s) indicated below.

APNIMED, INC.

By:
Name:
Title:

Date:

KEVIN LIND

/s/ Kevin Lind

Date:	May 29, 2026

Exhibit A

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

[***]